Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President-Finance
Dover, Delaware, January 28, 2016	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2015.

Results for this quarter are not comparable to the prior year’s quarter due to the timing of Dover’s fall NASCAR race weekend which was promoted in the fourth quarter in 2015 compared to the third quarter in 2014.

Revenues for the fourth quarter of 2015 were $21,016,000 compared with $157,000 in the fourth quarter of 2014. Operating and marketing expenses were $11,940,000 in the fourth quarter of 2015 compared to $990,000 in the fourth quarter of 2014. Both increases are due to the timing of our 2015 fall NASCAR race weekend.

The Company’s Fall NASCAR weekend was negatively impacted by the forecast of a potential hurricane, the postponement of all Friday activities, and threatening weather for the balance of the weekend, causing a reduction in admissions revenue and concession and merchandise sales. Broadcast revenue and sponsorship sales both improved compared to last year’s Fall weekend.

General and administrative expenses increased $129,000 from $1,786,000 for the fourth quarter of 2014 to $1,915,000 for the fourth quarter of 2015. The increase is primarily from higher employee costs.

Depreciation expense increased to $949,000 in the fourth quarter of 2015 compared to $814,000 in the fourth quarter of 2014. The increase is due to the decision earlier in 2015 to remove certain grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $177,000 increase in our fourth quarter 2015 depreciation expense.

Net interest expense decreased to $43,000 in the fourth quarter of 2015 from $132,000 for the fourth quarter of 2014. The decrease was primarily due to lower outstanding borrowings and lower letter of credit fees.

Earnings before income taxes for the fourth quarter of 2015 were $6,159,000 compared with a loss before income taxes of ($3,536,000) in the fourth quarter of 2014. The increase is due to the timing of the 2015 fall NASCAR race weekend.

Net earnings for the fourth quarter of 2015 were $3,791,000 or $.10 per diluted share compared to net loss of ($2,182,000) or ($.06) per diluted share for the fourth quarter of 2014.

For the year ended December 31, 2015, total revenues were $46,539,000 compared with $45,674,000 in the prior year. The increase was primarily due to higher broadcasting revenue and higher rent and concessions revenue related to hosting the Firefly and the inaugural Big Barrel music festivals. These increases were offset by lower admissions and concession revenue from our weather impacted Fall NASCAR race weekend.

Income from assets held for sale of $2,900,000 represents non-refundable payments made to extend the closing date under a now expired agreement to sell our Nashville facility.

Net earnings for the year ended December 31, 2015 were $5,285,000 or $.14 per diluted share compared to $3,145,000 or $.09 per diluted share for the year ended December 31, 2014. The current year’s annual results include a pre-tax charge of $40,000 compared to $2,403,000 in the prior year for the removal of grandstand seats which were not fully depreciated. The current year’s annual results also include additional depreciation expense of $2,216,000 from the previously mentioned change in useful lives of grandstand seats and structures we decided to remove after the completion of the 2015 race season. On an adjusted basis, excluding both charges and the income from assets held for sale, 2015 net earnings were $4,739,000 or $.13 per diluted share compared to $4,592,000 or $.13 per diluted share for 2014.

The Company’s financial position strengthened during 2015. Total borrowings outstanding decreased to $5,900,000 at December 31, 2015 from $10,760,000 at December 31, 2014. In December 2015 and 2014, the Company paid annual cash dividends on both classes of common stock of $0.05 per share. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues:
Admissions	$3,755	$—	$7,967	$8,727
Event-related	3,794	138	8,617	8,450
Broadcasting	13,463	—	29,949	28,463
Other	4	19	6	34

	21,016	157	46,539	45,674

Expenses:
Operating and marketing	11,940	990	27,818	27,171
General and administrative	1,915	1,786	7,414	7,146
Loss on disposal of long-lived assets	—	—	40	2,403
Depreciation	949	814	5,326	3,262

	14,804	3,590	40,598	39,982

Income from assets held for sale	—	—	2,900	—

Operating earnings (loss)	6,212	(3,433)	8,841	5,692
Interest expense, net	(43)	(132)	(323)	(467)
(Provision) benefit for contingent obligation	(4)	30	86	30
Other (expense) income	(6)	(1)	(5)	26

Earnings (loss) before income taxes	6,159	(3,536)	8,599	5,281
Income tax (expense) benefit	(2,368)	1,354	(3,314)	(2,136)

Net earnings (loss)	$3,791	$(2,182)	$5,285	$3,145

Net earnings (loss) per common share:
Basic	$0.10	$(0.06)	$0.14	$0.09

Diluted	$0.10	$(0.06)	$0.14	$0.09

Weighted average shares outstanding:
Basic	36,157	36,042	36,156	36,047
Diluted	36,157	36,042	36,156	36,047

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS (LOSS) BEFORE INCOME TAXES TO

ADJUSTED EARNINGS (LOSS) BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
GAAP earnings (loss) before income taxes	$6,159	$(3,536)	$8,599	$5,281
Accelerated depreciation (1)	177	—	2,216	—
Income from assets held for sale (2)	—	—	(2,900)	—
Loss on disposal of long-lived assets (3)	—	—	40	2,403

Adjusted earnings (loss) before income taxes	$6,336	$(3,536)	$7,955	$7,684

GAAP net earnings (loss)	$3,791	$(2,182)	$5,285	$3,145
Accelerated depreciation, net of income taxes (1)	105	—	1,316	—
Income from assets held for sale, net of income taxes (2)	—	—	(1,886)	—
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	24	1,447

Adjusted net earnings (loss)	$3,896	$(2,182)	$4,739	$4,592

GAAP net earnings (loss) per common share – basic and diluted	$0.10	$(0.06)	$0.14	$0.09
Accelerated depreciation, net of income taxes (1)	—	—	0.04	—
Income from assets held for sale, net of income taxes (2)	—	—	(0.05)	—
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	0.04

Adjusted net earnings (loss) per common share – basic and diluted (4)	$0.11	$(0.06)	$0.13	$0.13

(1)	During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in 2015.

(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. The potential buyer made several payments to us to extend the closing date of settlement. The sale agreement expired on July 27, 2015 and all payments made to us have been recognized as income from assets held for sale.

(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

(4)	The components of earnings per common share for the three months ended December 31, 2015 do not add to the adjusted earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) before income taxes, adjusted net earnings (loss) and adjusted net earnings (loss) per common share – basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings (loss) before income taxes, net earnings (loss) or net earnings (loss) per common share – basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$1	$24
Accounts receivable	173	139
Inventories	72	70
Prepaid expenses and other	1,136	1,042
Receivable from Dover Downs Gaming & Entertainment, Inc.	44	—
Income taxes receivable	1	170
Deferred income taxes	79	79
Assets held for sale	26,000	26,000

Total current assets	27,506	27,524
Property and equipment, net	53,542	58,236
Other assets	851	925
Deferred income taxes	549	580

Total assets	$82,448	$87,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137	$889
Accrued liabilities	3,215	4,944
Payable to Dover Downs Gaming & Entertainment, Inc.	—	22
Deferred revenue	1,278	1,348

Total current liabilities	4,630	7,203
Revolving line of credit	5,900	10,760
Liability for pension benefits	3,790	4,231
Provision for contingent obligation	1,727	1,813
Deferred income taxes	14,408	15,163

Total liabilities	30,455	39,170

Stockholders’ equity:
Common stock	1,822	1,812
Class A common stock	1,851	1,851
Additional paid-in capital	101,742	101,508
Accumulated deficit	(50,301)	(53,749)
Accumulated other comprehensive loss	(3,121)	(3,327)

Total stockholders’ equity	51,993	48,095

Total liabilities and stockholders’ equity	$82,448	$87,265

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2015	2014
Operating activities:
Net earnings	$5,285	$3,145
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,326	3,262
Amortization of credit facility fees	96	96
Stock-based compensation	316	278
Deferred income taxes	(828)	(881)
Benefit for contingent obligation	(86)	(30)
Income from assets held for sale	(2,900)	—
Loss on disposal of long-lived assets, non-cash	—	2,045
Changes in assets and liabilities:
Accounts receivable	(34)	(111)
Inventories	(2)	44
Prepaid expenses and other	(125)	(60)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(66)	26
Income taxes receivable	182	(69)
Accounts payable	64	48
Accrued liabilities	(86)	190
Deferred revenue	(70)	(395)
Liability for pension benefits	(9)	(90)

Net cash provided by operating activities	7,063	7,498

Investing activities:
Capital expenditures	(1,448)	(3,136)
Purchases of available-for-sale securities	(40)	(99)
Proceeds from sale of available-for-sale securities	20	77
Non-refundable payments received related to assets held for sale	1,200	1,700

Net cash used in investing activities	(268)	(1,458)

Financing activities:
Borrowings from revolving line of credit	29,740	35,520
Repayments on revolving line of credit	(34,600)	(39,580)
Dividends paid	(1,837)	(1,831)
Repurchase of common stock	(121)	(129)

Net cash used in financing activities	(6,818)	(6,020)

Net (decrease) increase in cash	(23)	20
Cash, beginning of year	24	4

Cash, end of year	$1	$24